SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ------------

                                  SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)1

                                  VIATEL, INC.
                                (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                  925529208
                                 (CUSIP Number)


                                 JANUARY 3, 2000
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

                  |_| Rule 13d-1(b)

                  |_| Rule 13d-1(c)

                  |X| Rule 13d-1(d)


---------------------

      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP NO. 925529208                    13G            PAGE 2 OF 8 PAGES
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-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Alfred West
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |_|
                                                                  (b)  |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         4,655,254
      SHARES       -----------------------------------------------------------

BENEFICIALLY       6.    SHARED VOTING POWER
     OWNED BY

       EACH              436,890
                   ------------------------------------------------------------

    REPORTING      7.    SOLE DISPOSITIVE POWER

                         4,655,254
   PERSON WITH     ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         436,890
-------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,092,144
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.6%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 925529208                    13G            PAGE 3 OF 8 PAGES
-----------------------------------            --------------------------------




-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       AT Econ Limited Partnership
       13-3985583
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     |_|
                                                              (b)     |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         397,593
      SHARES       ------------------------------------------------------------

BENEFICIALLY       6.    SHARED VOTING POWER

     OWNED BY      ------------------------------------------------------------

       EACH        7.    SOLE DISPOSITIVE POWER
    REPORTING

PERSON WITH              397,593
                   ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       397,593
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.8%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 925529208                    13G            PAGE 4 OF 8 PAGES
-----------------------------------            --------------------------------




-------------------------------------------------------------------------------
1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       AT Econ Limited Partnership No. 2
       13-3985584
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     |_|
                                                              (b)     |X|

-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER
    NUMBER OF
                         39,297
      SHARES       ------------------------------------------------------------

   BENEFICIALLY    6.    SHARED VOTING POWER

     OWNED BY      ------------------------------------------------------------

       EACH        7.    SOLE DISPOSITIVE POWER

    REPORTING      ------------------------------------------------------------

     PERSON WITH         39,297
                   ------------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       39,297
-------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
       CERTAIN SHARES*                                                   |_|


-------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 0.1%
-------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------            --------------------------------
CUSIP NO. 925529208                    13G            PAGE 5 OF 8 PAGES
-----------------------------------            --------------------------------



ITEM 1(A).  NAME OF ISSUER.

            Viatel, Inc., a Delaware corporation (the "Issuer").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            685 Third Avenue
            New York, New York 10017
ITEMS 2(A)
 AND 2(B).  NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            This statement is filed by and on behalf of Alfred West, AT Econ Limited Partnership and AT Econ Limited Partnership No. 2.

            Alfred West's principal business office address is 1450 37th Street, Brooklyn, New York 11218. AT Econ Limited Partnership and AT Econ Limited Partnership No. 2 each have their principal office at 1712 57th Street, Brooklyn, New York 11204.

ITEM 2(C).  CITIZENSHIP.

            Alfred West is a United States citizen. AT Econ Limited Partnership and AT Econ Limited Partnership No. 2 were organized under the laws of the State of Delaware.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of the Issuer's common stock, par value $0.01 per share (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

            925529208

ITEM 3.     Not Applicable.

ITEM 4.     OWNERSHIP.

            ALFRED WEST:
            -----------
            (a)  Amount Beneficially Owned:

            5,092,144 shares of Common Stock, as of February 11, 2000.

            (b)  Percent of Class:
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CUSIP NO. 925529208                    13G            PAGE 6 OF 8 PAGES
-----------------------------------            --------------------------------



            10.6% (based on the number of shares advised to be outstanding by the Issuer as of February 1, 2000).

            (c)   (i)    4,655,254
                  (ii)     436,890
                  (iii)  4,655,254
                  (iv)     436,890

            AT ECON LIMITED PARTNERSHIP:
            ---------------------------
            (a)  Amount Beneficially Owned:

            397,593 shares of Common Stock, as of February 11, 2000.

            (b)  Percent of Class:

            0.8% (based on the number of shares advised to be outstanding by the Issuer as of February 1, 2000).

            (c)   (i)      397,593
                  (ii)           0
                  (iii)    397,593
                  (iv)           0

            AT ECON LIMITED PARTNERSHIP NO. 2:
            ---------------------------------
            (a)  Amount Beneficially Owned:

            39,297 shares of Common Stock, as of February 11, 2000.

            (b)  Percent of Class:

            Less than 0.1% (based on the number of shares advised to be outstanding by the Issuer as of February 1, 2000).
 .
            (c)   (i)       39,297
                  (ii)           0
                  (iii)     39,297
                  (iv)           0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

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CUSIP NO. 925529208                    13G            PAGE 7 OF 8 PAGES
-----------------------------------            --------------------------------




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATIONS.

            Not Applicable.

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CUSIP NO. 925529208                    13G            PAGE 8 OF 8 PAGES
-----------------------------------            --------------------------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2000              AT ECON LIMITED PARTNERSHIP


                                       By:/s/ Alfred West
                                          --------------------------------
                                          Alfred West, Managing General
                                          Partner


Dated:  February 11, 2000              AT ECON LIMITED PARTNERSHIP No. 2



                                       By:/s/ Alfred West
                                          --------------------------------
                                          Alfred West, Managing General
                                          Partner



Dated:  February 11, 2000


                                       By:/s/ Alfred West
                                          --------------------------------
                                          Alfred West